TRANSLATION OF ORIGINAL DOCUMENT IN HEBREW:

                          ESC MEDICAL SYSTEMS LTD.
                        MEMORANDUM OF ASSOCIATION OF
                        A COMPANY LIMITED BY SHARES
                            (Consolidated Form)

1.       Company name:     ESC Medical Systems Ltd.

2.       The purposes for which the Company was established:

         2.1 To engage in research, development, planning and production of high output electrical energy systems.

         2.2 To engage in research, development, planning and production of electrical energy systems that will produce other forms of energy.

         2.3 To develop products that are based on high output technologies for military and civilian use.

         2.4 To engage in marketing, trade, import and export of products, processes and knowledge of any kind and nature, and in whatever field.

         2.5 To engage in development, planning and production of products, tools, instruments, equipment and processes in the medical and paramedical field.

         2.6 To engage in research, development, planning, manufacture and trade in the various Scientific and Technological fields.

         2.7 To develop, plan, manufacture, sell and trade in any shape and form in Knowledge, software, hardware and in various scientific and technological fields.

         2.8      To engage in an international trade of goods of any kind.

         2.9 To engage in import and export of goods of any kind and from any country and place.

         2.10 To manage workshops, plants, warehouses, stores; to rent, lease, purchase and to sell such assets in connection with the Company's business from time to time.

         2.11 To enter into agreements with companies, corporations, individuals; whether as partners, trustees, owners, and as shareholders, in any kind or type of business, initiate and establish, companies, corporations and partnerships of any type or kind of in any field. To be a shareholder or interested in any form or manner in any corporate or any other legal entity.

         2.12 To extend and receive credits, loans, grants of any type and kind and to any person or corporation. To invest moneys in any form and manner in development and research of any field whatsoever.

         2.13 To engage in any legal field that the management of the Company may decide from time to time.

3.       The liability of the members is limited.

4. The authorized share capital of the Company is NIS 5,000,000 divided into 50,000,000 Ordinary Shares, par value NIS 0.10 each.

         Amendments. This Memorandum of Association may be amended at any time and from time to time by a majority of the voting power represented at the meeting in person, by voting card of by proxy and voting thereon.

         We the undersigned wish to incorporate into a company under this Memorandum of Association and each hereby agrees to subscribe for the number of shares of the Company's share capital set forth opposite to its name.

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Serial Signer               ID            Address              Number of
No.    Name                 Number                             Shares Taken   Signature
-------------------------------------------------------------------------------------------------

1.     Eckhouse Shimon      041785635     27 Aster Rabin St.   10 Ordinary    /s/ Eckhouse Shimon
                                          Haifa                Shares         -------------------

2.     Eckhouse Musia       0693136       27 Aster Rabin St.   10 Ordinary    /s/ Eckhouse Musia
                                          Haifa                Shares         -------------------


Date:  December 24, 1991


                                          Witness to signatures: /s/ Goldstein Yossef, Adv.
                                                                 --------------------------
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